Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2017 Results

DALLAS, Texas - (Business Wire) - May 8, 2017 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today reported results for the 13-week first quarter ended on April 2, 2017.

Select first quarter 2017 results as compared to first quarter 2016 results include:

•	Total revenues decreased 0.6% to $175.6 million;

•
Comparable restaurant sales at Pollo Tropical decreased 6.7% and comparable restaurant transactions decreased 8.9%. Sales cannibalization negatively impacted comparable restaurant transactions by approximately 0.7%;

•	Comparable restaurant sales at Taco Cabana decreased 4.5% and comparable restaurant transactions decreased 4.0%;

•	Three Company-owned Pollo Tropical restaurants and one Company-owned Taco Cabana restaurant were opened;

•	Net loss of $15.1 million, or $0.56 per diluted share, compared to net income in the prior year period of $9.9 million, or $0.37 per diluted share; and

•
Adjusted net income of $6.7 million, or $0.25 per diluted share, compared to adjusted net income in the prior year period of $10.0 million, or $0.37 per diluted share (see non-GAAP reconciliation table below).

Fiesta President and Chief Executive Officer Richard Stockinger said, “We are addressing our challenges and disappointing financial performance through a strategic Renewal Plan that we believe will create long-term value for our shareholders. We have already taken action by recently closing 30 Pollo Tropical restaurants in emerging markets that contributed material pre-tax operating losses in 2016 and the first quarter of 2017, while we focus on our core markets at both brands. With ignited passion, our entire team is galvanized and focused on re-establishing Fiesta as a best-in-class restaurant operator within our sector. Our goal is to be recognized for providing the best quality and value to our loyal guests, and our revitalization efforts have begun in earnest.”

On April 24, 2017, the Company launched its strategic Renewal Plan and issued a press release which included an overview and initial steps to drive long-term value creation. These steps include: 1) revitalizing restaurant performance in core markets; 2) managing capital and financial discipline; and 3) establishing platforms for long term growth. The entire press release can be found on Fiesta’s corporate website at www.frgi.com, under the investor relations section.

First Quarter 2017 Financial Review

Consolidated Results

Total revenues decreased 0.6% to $175.6 million from $176.7 million compared to the prior year period as sales contributions from 24 net Company-owned restaurant openings were offset by declines in comparable restaurant sales amid continued industry-wide softness, which was particularly prevalent in Florida and Texas. According to data reported by TDn2K’s Black Box Intelligence, in the first quarter of 2017 comparable restaurant transactions in the fast casual segment declined 680 bps and 650 bps in Florida and Texas, respectively. Pollo Tropical comparable restaurant transactions in Florida were approximately 100 basis points lower than fast casual restaurant peers and Taco Cabana comparable restaurant transactions in Texas were 250 basis points higher than fast casual restaurant peers. Sales cannibalization negatively impacted Pollo Tropical comparable restaurant transactions in Florida by approximately 0.7%.

Comparable restaurant sales decreased 6.7% at Pollo Tropical compared to flat in the prior year period and decreased 4.5% at Taco Cabana compared to a 1.7% gain in the prior year period. Comparable restaurant transactions decreased 8.9% at Pollo Tropical compared to a 0.1% decrease in the prior year period and decreased 4.0% at Taco Cabana compared to a 0.8% decrease in the prior year period.

Cost of sales as a percentage of restaurant sales improved 160 basis points compared to the prior year period due primarily to favorable chicken and other commodity costs and menu price increases.

Restaurant wages and related expenses as a percentage of restaurant sales increased 190 basis points compared to the prior year period due primarily to higher labor costs and sales deleverage.

Other restaurant operating expenses as a percentage of restaurant sales increased 110 basis points compared to the prior year period due primarily to sales deleverage and higher real estate taxes.

Restaurant rent expense as a percentage of restaurant sales increased 50 basis points compared to the prior year period due primarily to new Company-owned restaurants, which generally have higher rent, and sales deleverage.

General and administrative expenses increased $2.2 million to $16.0 million compared to the prior year period due primarily to higher incentive-based compensation costs, higher medical costs, a $0.8 million charge for terminated capital project costs, $0.8 million of financial and legal advisory and other fees related to the Company’s CEO and board member searches, shareholder activism and related matters and a $0.3 million write-off of site development costs related to locations that we decided not to develop, partially offset by a $0.5 million benefit related to litigation matters. The increase in incentive-based compensation costs was due primarily to retention-related bonus costs in the first quarter of 2017 and favorable adjustments related to 2015 bonuses in the first quarter of 2016. As a percentage of revenues, general and administrative expenses increased 130 basis points compared to the prior year period.

As previously disclosed, as part of the strategic Renewal Plan designed to drive long-term value creation, Fiesta closed 30 Pollo Tropical restaurants in its emerging markets. The Company recognized impairment and other lease charges of $32.4 million in the first quarter of 2017 that included $32.0 million of impairment charges primarily related to the 30 Pollo Tropical restaurant closures, seven of which were impaired in 2016, $0.3 million of impairment charges related to three Taco Cabana restaurants that it continues to operate, and $0.1 million of lease and other charges related to closed Pollo Tropical restaurants, net of recoveries.

The closed restaurants contributed approximately $6.2 million of restaurant sales and $3.8 million of pre-tax restaurant-level operating losses, including $1.2 million of depreciation expense, to results in the first quarter 2017. The closed restaurants contributed approximately $27.0 million of restaurant sales and $14.6 million of pre-tax restaurant-level operating losses, including $4.9 million of depreciation expense and $1.8 million of pre-opening costs, to results in 2016. Annualized general and administrative expense savings are estimated to be $2.5 million to $2.7 million. The Company currently estimates that it will recognize impairment and other lease charges of $9 to $12 million in the second quarter 2017 based on the actual timing of restaurant closures.

The effective tax rate of 36.5% was flat as compared to the prior year period.

Net loss was $15.1 million, or $0.56 per diluted share, compared to net income of $9.9 million, or $0.37 per diluted share, in the prior year period.

Adjusted net income, a non-GAAP financial measure, was $6.7 million, or $0.25 per diluted share, compared to adjusted net income of $10.0 million, or $0.37 per diluted share, in the prior year period (see non-GAAP reconciliation table below).

Brand Results

Pollo Tropical restaurant sales increased 0.4% to $99.3 million in the quarter compared to the prior year period due primarily to sales contributions from 19 net Company-owned restaurant openings offset by a comparable restaurant sales decrease of 6.7%. The decrease in comparable restaurant sales resulted from an 8.9% decrease in comparable restaurant transactions, partially offset by a 2.2% increase in average check. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant transactions by approximately 0.7%. Average check was primarily driven by menu price increases that positively impacted restaurant sales by 2.0%. Restaurant-level Adjusted EBITDA for Pollo Tropical, decreased 4.9% to $22.3 million compared to the prior year period and Adjusted EBITDA for Pollo Tropical decreased 12.3% to $13.8 million compared to the prior year period, both are non-GAAP financial measures (see non-GAAP reconciliation table below).

Taco Cabana restaurant sales decreased 1.8% to $75.7 million in the quarter compared to the prior year period due primarily to a comparable restaurant sales decrease of 4.5% offset by sales contributions from five net Company-owned restaurant openings. The decrease in comparable restaurant sales resulted from a 4.0% decrease in comparable restaurant transactions and a 0.5% decrease in average check. Average check was driven by lower sales mix partially offset by menu price increases that positively impacted restaurant sales by 2.2%. Restaurant-level Adjusted EBITDA for Taco Cabana decreased 19.0% to $12.3 million compared to the prior year period and Adjusted EBITDA for Taco Cabana decreased 46.5% to $5.5 million compared to the prior year period, both are non-GAAP financial measures (see non-GAAP reconciliation tables below).

Restaurant Portfolio

During the first quarter 2017, Fiesta opened three Company-owned Pollo Tropical restaurants in Florida. In addition, the Company opened one Company-owned Taco Cabana restaurant in San Antonio, Texas.

As of April 2, 2017, there were 180 Company-owned Pollo Tropical restaurants, 167 Company-owned Taco Cabana restaurants, 34 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guatemala, Guyana, Panama, and Venezuela and seven franchised Taco Cabana restaurants in the U.S.

Subsequent to the end of the first quarter 2017, Fiesta closed 30 Company-owned Pollo Tropical restaurants, including all locations in Dallas-Fort Worth and Austin, Texas, and Nashville, Tennessee. The Company continues to own and operate 19 Pollo Tropical restaurants outside of Florida, including 13 in Atlanta and six in south Texas in which to apply and prove successful regional strategies for future Pollo Tropical expansion beyond Florida. Up to five of the closed Texas restaurants may be rebranded as Taco Cabana restaurants.

In 2017, we expect to open eight to nine new Company-owned Pollo Tropical restaurants in Florida and six to seven new Company-owned Taco Cabana restaurants in Texas. Up to two and five closed Pollo Tropical restaurants in Texas may be converted to Taco Cabana restaurants in 2017 and 2018, respectively. Total capital expenditures in 2017 are expected to be $60.0 million to $70.0 million. Capital expenditures in 2017 are expected to include $22.0 million to $25.0 million for development of new restaurants. Our capital expenditures in 2017 are also expected to include approximately $21.0 million to $25.0 million for the ongoing reinvestment in our Pollo Tropical and Taco Cabana restaurants for capital maintenance expenditures, approximately $3.0 million to $4.0 million for remodeling costs and approximately $14.0 million to $16.0 million of other expenditures.

Investor Conference Call Today

President and Chief Executive Officer Richard Stockinger, Senior Vice President and Chief Operating Officer Danny Meisenheimer and Senior Vice President and Chief Financial Officer Lynn Schweinfurth will host a conference call at 4:30 p.m. ET today.

The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Monday, May 15, 2017, and can be accessed by dialing 412-317-6671. The passcode is 13659179. The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED APRIL 2, 2017 AND APRIL 3, 2016
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)
	April 2, 2017	April 3, 2016

Revenues:
Restaurant sales	$174,977	$175,939
Franchise royalty revenues and fees	630	738
Total revenues	175,607	176,677
Costs and expenses:
Cost of sales	50,948	54,050
Restaurant wages and related expenses (b)	48,132	45,052
Restaurant rent expense	9,862	8,921
Other restaurant operating expenses	24,068	22,388
Advertising expense	7,539	6,995
General and administrative expenses (b)(c)	16,008	13,848
Depreciation and amortization	9,186	8,336
Pre-opening costs	424	1,182
Impairment and other lease charges (d)	32,414	12
Other expense (income), net (e)	144	(248)
Total operating expenses	198,725	160,536
Income (loss) from operations	(23,118)	16,141
Interest expense	584	558
Income (loss) before income taxes	(23,702)	15,583
Provision for (benefit from) income taxes	(8,642)	5,688
Net income (loss)	$(15,060)	$9,895
Basic net income (loss) per share	$(0.56)	$0.37
Diluted net income (loss) per share	$(0.56)	$0.37
Basic weighted average common shares outstanding	26,774,103	26,605,717
Diluted weighted average common shares outstanding	26,774,103	26,612,021

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three month periods ended April 2, 2017 and April 3, 2016 each included 13 weeks.

(b) Restaurant wages and related expenses include stock-based compensation expense of $109 and $36 for the three months ended April 2, 2017 and April 3, 2016, respectively. General and administrative expenses include stock-based compensation expense of $537 and $975 for the three months ended April 2, 2017 and April 3, 2016, respectively.

(c) General and administrative expenses for the three months ended April 2, 2017, include an $836 charge for terminated capital project costs, $310 for the write-off of site costs related to locations that we decided not to develop and $804 of financial and legal advisory and other fees related to the Company’s CEO and board member searches, shareholder activism and related matters, partially offset by the benefit of $473 related to litigation matters. General and administrative expenses for the three months ended April 3, 2016, include $701 of financial and legal advisory fees and $92 for the write-off of site costs related to locations that the Company decided not to develop, partially offset by the benefit of $343 related to litigation matters.

(d) Impairment and other lease charges for the three months ended April 2, 2017, primarily include impairment charges for 30 Pollo Tropical restaurants that were closed in April 2017, seven of which were impaired in 2016, as well as an additional impairment charge related to previously closed restaurants primarily as a result of the decision not to convert a location to a Taco Cabana restaurant. The Company also recognized impairment charges with respect to three Taco Cabana restaurants that the Company continues to operate, plus additional lease charges related to Pollo Tropical restaurants that closed in the fourth quarter of 2016.

(e) Other expense (income), net for the three months ended April 2, 2017, primarily includes costs for the removal of signs and equipment related to the closure of 10 Pollo Tropical restaurants in the fourth quarter of 2016. Other income for the three months ended April 3, 2016, primarily includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	April 2, 2017	January 1, 2017

Assets
Cash	$7,712	$4,196
Other current assets	21,652	22,746
Property and equipment, net	241,705	270,920
Goodwill	123,484	123,484
Deferred income taxes	26,225	14,377
Other assets	5,867	5,842
Total assets	$426,645	$441,565

Liabilities and Stockholders' Equity
Current liabilities	$43,563	$46,769
Long-term debt, net of current portion	74,399	71,423
Lease financing obligations	1,664	1,664
Deferred income sale-leaseback of real estate	26,264	27,165
Other liabilities	30,967	30,369
Total liabilities	176,857	177,390
Stockholders' equity	249,788	264,175
Total liabilities and stockholders' equity	$426,645	$441,565

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)
	Three months ended
	April 2, 2017	April 3, 2016
Segment revenues:
Pollo Tropical	$99,759	$99,483
Taco Cabana	75,848	77,194
Total revenues	$175,607	$176,677

Change in comparable restaurant sales (a):
Pollo Tropical	(6.7)%	—%
Taco Cabana	(4.5)%	1.7%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$614	$717
New restaurants (c)	372	393
Total company-owned (d)	556	622
Taco Cabana
Comparable restaurants (b)	$453	$476
New restaurants (c)	475	452
Total company-owned (d)	454	476

Income (loss) before income taxes:
Pollo Tropical	$(25,096)	$9,669
Taco Cabana	1,394	6,615

Adjusted EBITDA (e):
Pollo Tropical	$13,811	$15,748
Taco Cabana	5,461	10,205

Restaurant-Level Adjusted EBITDA (e):
Pollo Tropical	$22,273	$23,426
Taco Cabana	12,264	15,143
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation from net income to Adjusted EBITDA and Restaurant-Level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information" on the last page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended
	April 2, 2017	April 3, 2016

Company-owned restaurant openings:
Pollo Tropical	3	6
Taco Cabana	1	—
Total new restaurant openings	4	6

Company-owned restaurant closings:
Pollo Tropical	—	—
Taco Cabana	—	—
Net change in restaurants	4	6

Number of Company-owned restaurants:
Pollo Tropical	180	161
Taco Cabana	167	162
Total Company-owned restaurants	347	323

Number of franchised restaurants:
Pollo Tropical	34	36
Taco Cabana	7	6
Total franchised restaurants	41	42

Total number of restaurants:
Pollo Tropical	214	197
Taco Cabana	174	168
Total restaurants	388	365

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	April 2, 2017		April 3, 2016
		(a)		(a)
Pollo Tropical:
Restaurant sales	$99,310		$98,906
Cost of sales	29,947	30.2%	31,604	32.0%
Restaurant wages and related expenses	24,046	24.2%	22,896	23.1%
Restaurant rent expense	5,375	5.4%	4,644	4.7%
Other restaurant operating expenses	13,389	13.5%	12,592	12.7%
Advertising expense	4,325	4.4%	3,762	3.8%
Depreciation and amortization	6,083	6.1%	5,278	5.3%
Pre-opening costs	332	0.3%	1,114	1.1%
Impairment and other lease charges	32,071	32.3%	—	—%

Taco Cabana:
Restaurant sales	$75,667		$77,033
Cost of sales	21,001	27.8%	22,446	29.1%
Restaurant wages and related expenses	24,086	31.8%	22,156	28.8%
Restaurant rent expense	4,487	5.9%	4,277	5.6%
Other restaurant operating expenses	10,679	14.1%	9,796	12.7%
Advertising expense	3,214	4.2%	3,233	4.2%
Depreciation and amortization	3,103	4.1%	3,058	4.0%
Pre-opening costs	92	0.1%	68	0.1%
Impairment and other lease charges	343	0.5%	12	—%

(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal, supply chain, human resources, development and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is a measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	April 2, 2017	April 3, 2016

Net income (loss)	$(15,060)	$9,895

Add:
Depreciation and amortization	9,186	8,336
Impairment and other lease charges	32,414	12
Interest expense	584	558
Provision for (benefit from) income taxes	(8,642)	5,688
Stock-based compensation expense	646	1,011
Other expense (income), net	144	(248)

Adjusted EBITDA:
Pollo Tropical	$13,811	$15,748
Taco Cabana	5,461	10,205
Fiesta	—	(701)
Consolidated	$19,272	$25,252

Add:
Pre-opening costs	424	1,182
General and administrative (excluding stock-based compensation expense of $537 and $975, respectively)	15,471	12,873

Less:
Franchise royalty revenue and fees	630	738

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$22,273	$23,426
Taco Cabana	12,264	15,143
Consolidated	$34,537	$38,569

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income (loss) and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, gain on condemnation, legal settlements and related costs, financial and legal advisory and other fees, write-off of site development costs, terminated capital project costs, unused pre-production costs and management retention bonuses. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	April 2, 2017				April 3, 2016
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (i)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (i)	Net Income	Diluted EPS
Reported - GAAP	$(23,702)	$(8,642)	$(15,060)	$(0.56)	$15,583	$5,688	$9,895	$0.37
Adjustments:
Advertising expense adjustments:
Unused pre-production costs (a)	322	118	204	0.01	—	—	—	—
General and administrative expense adjustments:
Terminated capital project costs (b)	836	307	529	0.02	—	—	—	—
Financial and legal advisory and other fees (c)	804	296	508	0.02	701	261	440	0.02
Write-off of site development costs (d)	310	114	196	0.01	92	34	58	—
Management retention bonuses (e)	145	53	92	—	—	—	—	—
Legal settlements and related costs (f)	(473)	(174)	(299)	(0.01)	(343)	(128)	(215)	(0.01)
Total General and administrative expense adjustments	1,622	596	1,026	0.05	450	167	283	0.01
Impairment and other lease charges adjustments:
Impairment and other lease charges (g)	32,414	11,919	20,495	0.77	12	4	8	—
Other expense (income), net adjustments:
Gain on condemnation (h)	—	—	—	—	(236)	(88)	(148)	(0.01)
Adjusted - Non-GAAP	$10,656	$3,991	$6,665	$0.25	$15,809	$5,771	$10,038	$0.37

(a) Unused pre-production costs for the three months ended April 2, 2017, include costs for advertising pre-production that will not be used.

(b) Terminated capital project costs for the three months ended April 2, 2017, include costs related to the write-off of a capital project that was terminated in the first quarter.

(c) Financial and legal advisory and other fees for the three months ended April 2, 2017, include fees related to the Company’s CEO and board member searches, shareholder activism and related matters.

(d) Write-offs of site development costs for the three months ended April 2, 2017 and April 3, 2016, include the write-off of site costs related to locations that we decided not to develop.

(e) Management retention bonuses for the three months ended April 2, 2017, include costs related to bonuses paid to certain employees for retention purposes.

(f) Legal settlements and related costs for the three months ended April 2, 2017 and April 3, 2016, include benefits related to litigation matters.

(g) Impairment and other lease charges for the three months ended April 2, 2017, primarily include impairment charges for 30 Pollo Tropical restaurants that were closed in April 2017, seven of which were impaired in 2016, as well as an additional impairment charge related to previously closed restaurants primarily as a result of the decision not to convert a location to a Taco Cabana restaurant. The Company also recognized impairment charges with respect to three Taco Cabana restaurants that the Company continues to operate, plus additional lease charges related to Pollo Tropical restaurants that closed in the fourth quarter of 2016.

(h) Gain on condemnation for the three months ended April 3, 2016, primarily includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding.

(i) The provision for income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 36.8% and 37.3% for the periods ending April 2, 2017 and April 3, 2016, respectively.